EXHIBIT 99.2

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 471-1288

MOTORCAR PARTS OF AMERICA ANNOUNCES REFINANCING
OF CREDIT FACILITY

LOS ANGELES, CA – November 12, 2013 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced it has entered into an amended and restated $125 million credit facility, comprised of a $95 million term loan and a $30 million revolving credit facility with Cerberus Business Finance, LLC as collateral agent and PNC Bank National Association, a member of the PNC Finance Services Group, Inc. (NYSE:PNC), as administrative agent.  The amended and restated credit facility replaces a previous $125 million credit facility, comprised of a $105 million term loan and a $20 million revolver.

Based on current interest rates, the interest rate for the new term loan is 6.75 percent, consisting of a LIBOR floor of 1.50 percent plus a margin of 5.25 percent. The revolving credit facility interest rate is LIBOR plus a margin of 2.50 percent.  This represents a saving of approximately 3.75 percent for the term loan and 0.5 percent on the revolver. At closing, the company had a $95 million term loan outstanding in addition to $10 million of borrowings on the revolving credit facility, with a blended interest rate currently of approximately 6.4 percent.  The company had approximately $30 million of cash on hand at closing.

“The amended and restated credit facility reduces our blended rates by approximately 4 percent and also gives the company the flexibility to repurchase stock and to pay down an incremental $10 million of the term loan within the next 120 days.  The new facility will result in reduced interest expense and provides greater financial flexibility to execute management’s strategic growth plans,” said Selwyn Joffe, chairman, president and chief executive officer.

In conjunction with entering into the amended and restated financing agreement, the company incurred various fees and expenses, including a pre-payment premium stipulated in the original loan agreement of approximately $3.0 million on the company’s prior credit facility.

-more-

Motorcar Parts of America, Inc.
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About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts – comprised of alternators, starters and wheel hub assembly products utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications.  Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
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